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BAZI® CHARGES ENERGY SHOT MARKET WITH SUPERFRUITS

HEALTHY FUEL FOR MIND & BODY

(DENVER, CO) August 24, 2010 -- BAZIInternational, Inc. (OTC Bulletin Board: XELR), has announced today its official launch as the most complete healthy energy shot available on the market.  With its proven formula, BAZI is poised to dominate the energy shot category as the first and only alternative energy shot packed with eight superfruits, providing both substantial nutritional benefits and a natural boost in energy.

“Unlike other energy shots that overload the body with excessive caffeine, sugar, B vitamins, taurine, and other artificial stimulants, BAZI combines nature’s finest ingredients for increased energy and better performance,” said Kevin C. Sherman, the company’s president and chief executive officer. “With BAZI, there’s no crash, no warning label, and no adverse effects to your health. Pure and simple, BAZI is energy and nutrition.”

To meet the increasing demand for healthy energy, BAZI has taken the lead in developing an original, fruit-based formula offering comprehensive, proactive health benefits. Unlike competitors, BAZI contains eight superfruits critical for long term health, increased energy, and immunity support in a great-tasting, 2-ounce shot. This blend of superfruits, known as the Phyto8 (jujube, blueberry, pomegranate, goji, mangosteen, raspberry, acai, and seabuckthorn), is also packed with antioxidants, vitamins, and a proprietary trace mineral blend that offer active men and women a healthy energy alternative and support a dynamic, well-balanced lifestyle.  Rather than a reactive product loaded with caffeine and sugars resulting in harsh crashes, BAZI increases its benefits when taken consistently as a daily supplement.  BAZI also has an ORAC (Oxygen Radical Absorbance Capacity) value of 2,212 compared to only 1,500 from a leading antioxidant juice per 2-ounce serving. ORAC is an analysis that provides an overall measure of a food’s antioxidant activity.

BAZI’s launch is backed by aggressive marketing, retail and digital programs.  BAZI has already established a significant fan base, and is trusted by a diverse list of professional athletes from a variety of disciplines ranging from football players and mixed martial arts, to action sports elite. Look for BAZI healthy energy shots domestically at retail stores nationwide or online at www.drinkbazi.com.  BAZI single shots are available for a competitive suggested retail price of $2.99 and in packs of 6 and 12, $17.99 and $28.99, respectively.

ABOUT BAZI®

Bazi International, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. Its primary product is BAZI®, a healthy, concentrated, energy shot with eight super fruits, including jujube, acai, mangosteen, goji, pomegranate, blueberry, raspberry and seabuckthorn, plus  a variety of phytonutrients, antioxidants, vitamins and trace minerals, supporting the critical nutrition needed daily in a convenient, great tasting 2 ounce shot. BAZI's commitment to quality, science and research has earned the company a loyal following of world-class athletes and an elite list of endorsers, including Olympic athletes.  For more information about BAZI®, please visit www.drinkbazi.com.

Forward-Looking Statement:

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to BAZI International, Inc. are intended to identify such forward-looking statements.  BAZI International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see “Risk Factors” in BAZI’s report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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